Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Montauk Renewables” or the “Company”)

UNAUDITED RESULTS FOR THE SIX MONTHS ENDED 30 June 2022

Dollar amounts presented herein are in United States Dollars

SALIENT FEATURES				Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	Percentage Change
Revenue	($	’000)		100 055	63 121	59%
EBITDA	($	’000)		32 933	(1 388)	2473%
Headline profit/(loss)	($	’000)		17 643	(18 483)	195%
Earnings/(loss) per share		($	)	0.13	(0.13)	195%
Headline earnings/(loss)/per common share		($	)	0.13	(0.13)	195%
Net asset value per common share		($	)	1.45	1.15	26%

DECLARATION OF CASH DIVIDEND

The directors have not declared an interim dividend to focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

This report was prepared for the purpose of complying with the reporting requirements of the Johannesburg Stock Exchange and includes certain non-GAAP measures, such as headline earnings and headline earnings per common share, and related reconciliations.

Reconciliation of headline earnings/(loss)

	2022		2021
	Gross $’000	Net $’000	Gross $’000	Net $’000
Net income/(loss) attributable to common shareholders		18 037		(18 917)
Adjustments
Loss on disposal of plant and equipment	17	14	22	17
Impairment of plant and equipment	92	75	626	480
Impairment of intangible assets	28	23	—	—
Third party compensation received in respect of impaired plant and equipment	(313)	(254)	(82)	(63)
Gain on disposal of intangible assets	(310)	(251)	—	—
Headline earnings		17 644		(18 483)
Basic and headline earnings/(loss) per common share (US Dollars)
Earnings/(loss)		0.13		(0.13)
Headline earnings/(loss)		0.13		(0.13)
Weighted-average common shares outstanding (‘000)(1)		141 088		141 015
Diluted earnings per common share (US Dollars)
Earnings/(loss)		0.13		(0.13)
Headline earnings/(loss)		0.13		(0.13)
Weighted-average common shares outstanding for diluted earnings (‘000)(1)
		142 220		141 015

(1)

The common share outstanding as of June 30, 2022 is as reported in the quarterly report on Form 10-Q for the fiscal second quarter 2022, filed with the Securities and Exchange Commission on August 9, 2022.

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors and is a summary of the information in the detailed financial results announcement.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or shareholders should be based on information contained in the full announcement, accessible from August 11, 2022, via the JSE link (https://senspdf.jse.co.za/documents/2022/jse/isse/MKRE/MKRQ2.pdf) or on the SEC’s website at (https://www.sec.gov/Archives/edgar/data/0001826600/000119312522216242/0001193125-22-216242-index.htm) The full announcement is also available at the Company’s registered office, the offices of the sponsor and may be requested at investor@montaukrenewables.com or MNTK@gatewayir.com free of charge to investors and/or shareholders, during office hours (09:00—17:00) from Mondays to Fridays.

August 11, 2022

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#, MH Ahmed*, TG Govender*###, MA Jacobson*##, J Cunningham*#, Y Shaik* ###

*	Non-executive; #United States of America; ##Australia; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 680 Andersen Drive, 5th Floor, Pittsburgh, PA 15220

Website: https://ir.montaukrenewables.com/

Sponsor:

Investec Bank Limited